Exhibit 99.1

KKR, VESTAR AND CENTERVIEW

COMPLETE ACQUISITION OF DEL MONTE FOODS

CEO Rick Wolford Retires; Neil Harrison Named Interim CEO

Larry Bodner Named CFO, Succeeding David Meyers

SAN FRANCISCO – March 8, 2011 – Del Monte Foods Company (NYSE: DLM) today announced the completion of its acquisition by an investor group led by funds affiliated with Kohlberg Kravis Roberts & Co. L.P. (“KKR”), Vestar Capital Partners (“Vestar”) and Centerview Capital, L.P. (“Centerview”) – collectively the “Sponsors.” Under the terms of the merger agreement, the company’s stockholders will receive $19.00 per share in cash. The total enterprise value of the transaction is approximately $5.3 billion. Shareholders voted to approve the transaction on March 7, 2011. The price per share represents a 40 percent premium over the average closing price during the three months prior to market rumors last fall.

Del Monte common stock will cease trading on the New York Stock Exchange before the opening of the market on March 9, 2011. Under private ownership, the company’s common stock will no longer be listed on the New York Stock Exchange.

Richard G. Wolford, 66, the company’s Chairman of the Board, President and Chief Executive Officer, who has successfully led the company since 1997, retired from Del Monte in conjunction with the close of the transaction.

Neil Harrison, 58, has been named interim CEO, effective immediately. The Sponsors have commenced a search for Mr. Wolford’s successor. Mr. Harrison, currently a Senior Advisor at Vestar, brings three decades of experience in the global food industry and in branded consumer products to Del Monte. Prior to joining Vestar, he was the Chairman and CEO of Birds Eye Foods Inc., a former Vestar portfolio company. During his tenure at Birds Eye, he led critical investments in marketing and advertising, R&D and new product development, and drove significant growth at the company. Mr. Harrison is also a former President and CEO of Heinz North America and he has held executive positions at Miller Brewing Company, PepsiCo, Inc., General Foods Corporation, and Unilever PLC.

Larry Bodner, 48, Del Monte’s current Executive Vice President, Finance, has been named Executive Vice President and Chief Financial Officer of Del Monte Foods Company, effective immediately. He succeeds David Meyers, 65, who resigned upon the close of the transaction. Mr. Bodner, who joined Del Monte in 2003 and has served in senior finance and investor roles throughout his tenure, is a consumer goods industry finance veteran with more than twenty years of experience. Before joining Del Monte, Mr. Bodner held various senior financial positions, including at Procter & Gamble and The Walt Disney Company.

The acquisition was funded via a combination of new debt financing and a significant equity contribution by the Sponsors. The debt financing consisted of a new $2.7 billion term loan arranged by J.P. Morgan Securities LLC, Barclays Capital, Morgan Stanley Senior Funding, Inc., and Merrill Lynch, Pierce, Fenner & Smith Incorporated; $1.3 billion of new senior notes for which BofA Merrill Lynch, Morgan Stanley, Barclays Capital, and J.P. Morgan were the initial purchasers; and a new $750 million ABL Facility arranged by Merrill Lynch, Pierce, Fenner & Smith Incorporated, J.P. Morgan Securities LLC, Barclays Capital, and Morgan Stanley Senior Funding, Inc.

About Del Monte Foods

Del Monte Foods is one of the country’s largest and most well-known producers, distributors and marketers of premium quality, branded pet products and food products for the U.S. retail market, generating approximately $3.7 billion in net sales in fiscal 2010. With a powerful portfolio of brands, Del Monte products are found in eight out of ten U.S. households. Pet food and pet snacks brands include Meow Mix®, Kibbles ‘n Bits®, Milk-Bone®, 9Lives®, Pup-Peroni®, Gravy Train®, Nature’s Recipe®, Canine Carry Outs® and other brand names. Food product brands include Del Monte®, Contadina®, S&W®, College Inn® and other brand names. The Company also produces and distributes private label pet products and food products. For more information on Del Monte Foods Company, please visit the Company’s website at www.delmonte.com.

Del Monte. Nourishing Families. Enriching Lives. Every Day.TM

About KKR

Founded in 1976 and led by Henry Kravis and George Roberts, KKR is a leading global investment firm with $61.0 billion in assets under management as of December 31, 2010. With 14 offices around the world, KKR manages assets through a variety of investment funds and accounts covering multiple asset classes. KKR seeks to create value by bringing operational expertise to its portfolio companies and through active oversight and monitoring of its investments. KKR invests in high-quality franchises across multiple industries, including current and previous consumer and retail investments such as Sealy, Dollar General, Pets at Home, Oriental Brewery, WILD, Duracell, Gillette, RJR Nabisco and Safeway. KKR is publicly traded on the New York Stock Exchange (NYSE: KKR). For additional information, please visit KKR’s website at www.kkr.com.

About Vestar Capital Partners

Vestar is a leading international private equity firm specializing in management buyouts and growth capital investments with $7 billion in assets under management. The firm targets companies in the U.S. and Europe in five key industry sectors: consumer, diversified industries, healthcare, media/communication, and financial services. Current and previous Vestar investments in consumer products companies include Birds Eye Foods, Sun Products Corporation, Michael Foods, Remington Products and Celestial Seasonings. Since the firm’s founding in 1988, the Vestar funds have completed more than 67 investments in companies with a total value of more than $30 billion. Vestar has operations in New York, Boston, Denver, Munich, and Paris. For more information, please visit Vestar’s website at www.vestarcapital.com.

About Centerview

Centerview’s private equity business is based in Rye, New York and is focused exclusively on making investments in U.S. middle- and upper-middle market consumer businesses. With approximately $500 million in committed capital, the firm seeks to leverage its operational expertise and deep consumer industry relationships in partnership with existing owners and management to achieve strategic and operational excellence. More information about the firm is available at www.centerviewcapital.com.

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CONTACTS:

Media Contact	Analyst/Investor Contact
Cassandra Bujarski/Robin Weinberg	Jennifer Garrison/Christina Um
Sard Verbinnen	Del Monte Foods
(212) 687-8080	(415) 247-3382
investor.relations@delmonte.com